Exhibit No. 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:
Rick Nordvold

Golf Galaxy, Inc.

952-941-8848

Investors and media:

Susan Eich

For Golf Galaxy, Inc.

612-285-4188

GOLF GALAXY ANNOUNCES SECOND QUARTER FISCAL 2006 RESULTS

Company Reports Second Quarter Net Income of $5.4 million

Second Quarter Net Sales Increase More Than 46 Percent

EDEN PRAIRIE, Minn. – (Sept. 22, 2005) – Golf Galaxy, Inc. (Nasdaq: GGXY), a golf specialty retailer, today announced its financial results for the second quarter of fiscal 2006.

Net sales for the second quarter of fiscal 2006 increased 46.5 percent to $69.6 million, compared to $47.5 million in the same period of the prior year.  The company reported net income for the quarter of $5.4 million, or 59 cents per diluted share on a GAAP basis, compared with net income of $3.5 million, or 46 cents per diluted share on a GAAP basis, in the second quarter of the prior year. Giving effect to the conversion of preferred shares and the company’s initial public offering as of the beginning of each period presented, pro-forma diluted earnings per share in the second quarter of fiscal 2006 increased 48.5 percent to 49 cents, compared with pro-forma diluted earnings per share of 33 cents in the second quarter of fiscal 2005. A reconciliation of pro-forma earnings per share is provided in a table that follows.

Comparable store sales increased 7.4 percent for the second quarter of fiscal 2006 compared to an increase of 5.9 percent for the second quarter of fiscal 2005.  The company considers a store to become comparable in its 13th full month of operations.

Net sales for the six months ended Aug. 27, 2005 increased 49.1 percent to $128.2 million, compared with $86.0 million in the 2005 fiscal period. Golf Galaxy reported net income of $7.1 million, or 83 cents per diluted share on a GAAP basis, for the six months ended Aug. 27, 2005, compared with net income of $4.6 million, or 60 cents per diluted share on a GAAP basis, for the first six months of the prior fiscal year. Pro-forma diluted earnings per share for the six months of fiscal 2006 increased 48.8 percent to 64 cents, compared to 43 cents per diluted share for the six months ended Aug. 28, 2004. Comparable store sales increased 8.8 percent in the first six-months of fiscal 2006, compared to an increase of 6.6 percent in the same period of fiscal 2005.

“We are pleased with our results in the second quarter, which is our most important quarter from both a sales and profit standpoint,” said Randy Zanatta, president, chief executive officer and chairman. “We not only achieved strong sales and earnings in the quarter, but also completed our initial public offering. We believe this demonstrates the capacity of the company and the depth of the Golf Galaxy team.”

Golf Galaxy opened 11 new stores in the first six months of the fiscal year. At the end of second quarter fiscal 2006 Golf Galaxy operated 45 stores in 19 states.

On Aug. 3, 2005, Golf Galaxy completed its initial public offering of 4,542,500 shares of common stock, of which 3,000,000 were offered by the company, at a price of $14.00 per share.  As part of the offering, existing preferred stock was converted to common stock and a portion of the proceeds of the offering was used to pay accumulated dividends to preferred shareholders.

Company Outlook

The company said that for the third quarter of fiscal 2006:

•                  Sales are currently expected to be $30 million to $32 million, an increase of 48 percent to 58 percent over the third quarter of fiscal 2005;

•                  Comparable store sales are currently expected to increase 2 percent to 6 percent; and

•                  The company currently expects a net loss of $2.2 million to $1.8 million.

The company further said that for fiscal 2006:

•                  Sales are currently expected to be $197 million to $202 million, an increase of 48 percent to 52 percent over fiscal 2005;

•                  Comparable store sales are currently expected to increase 6 percent to 8 percent;

•                  Net income is currently expected to be $4.5 million to $5.1 million; and

•                  The company remains on track to open 16 new stores in the current fiscal year, having recently announced four stores to be opened in November 2005.

Golf Galaxy said that sales were negatively affected in the weeks following Hurricane Katrina. Furthermore, higher gasoline and energy prices are resulting in higher freight costs and utilities expenses at the company’s stores, and may impact consumer spending.  The company’s outlook for fiscal 2006 reflects the company’s best estimates at this time of the anticipated impact of these events on its future results.

Conference Call and Webcast

Golf Galaxy will hold its second quarter earnings conference call at 10am CDT today, Sept. 22, 2005. Interested parties may listen to the call by dialing 866-800-8652 or international 617-614-2705 (passcode: 56110018). A live webcast will also be available on www.golfgalaxy.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through Sept. 29.  The replay number is 888-286-8010 or international 617-801-6888 (passcode: 50710641). The webcast will be archived on www.golfgalaxy.com for approximately one year.

About Golf Galaxy, Inc.

Golf Galaxy, Inc., based in Eden Prairie, Minn., owns and operates golf specialty retail stores. The company currently operates 45 stores in 19 states and an ecommerce website. The company’s Everything for the Game® merchandising strategy offers a comprehensive selection of competitively priced brand name golf equipment, accessories, apparel, golf services, and golf instruction by on-staff certified PGA professionals in a unique interactive store environment. For more information visit www.golfgalaxy.com

Cautionary Statement

This news release contains forward-looking statements about Golf Galaxy and readers should not place undue reliance on any forward-looking statements that are current only as of the date made.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those expressed in forward-looking statements. The factors listed below, among others, could cause the company’s actual financial performance to differ materially from that expressed in any forward-looking statement: A decline in the popularity of golf or golf-related products and services; limitations imposed by suppliers on the amount or variety of products; failure by suppliers to develop and introduce new products or if new products result in excessive close-outs of existing inventories; seasonal fluctuation in demand for products; weather conditions; ability to successfully implement growth plan; competition in the golf and sporting goods industry; a decline in discretionary spending; availability of adequate capital to fund growth; and loss of key management.  Additional information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is included in the company’s prospectus in its Form S-1 Registration Statement on file with the Securities and Exchange Commission.  The foregoing list should not be construed as exhaustive and Golf Galaxy disclaims any obligation subsequently to revise or update any previously made forward-looking statements, whether as a result of new information, future events or otherwise.

Tables Follow

GOLF GALAXY, INC.

CONDENSED BALANCE SHEETS

(In Thousands)

	August 27, 2005 (unaudited)	August 28, 2004 (unaudited)	February 26, 2005 (1)

Assets
Current assets:
Cash and cash equivalents	$26,387	$14,084	$3,245
Accounts receivable, net	8,118	3,845	3,455
Inventories, net	36,694	21,774	30,415
Prepaid expenses and other current assets	3,967	4,673	3,510
Total current assets	75,166	44,376	40,625
Property and equipment, net	23,434	13,576	21,832
Other assets	2,562	2,141	2,680
Total assets	$101,162	$60,093	$65,137

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$21,984	$16,877	$15,826
Accrued liabilities	12,183	10,151	11,675
Total current liabilities	34,167	27,028	27,501
Deferred rent credits and other	10,664	5,299	6,831
Redeemable convertible preferred stock, including accumulated preferred stock dividends	—	46,865	48,741
Shareholders’ equity (deficit)	56,331	(19,099)	(17,936)
Total liabilities and shareholders’ equity	$101,162	$60,093	$65,137

(1)  The Balance Sheet as of February 26, 2005 has been condensed from the audited financial statements.

GOLF GALAXY, INC.

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (Unaudited)		Six Months Ended (Unaudited)
	August 27, 2005	August 28, 2004	August 27, 2005	August 28, 2004
Net sales	$69,635	$47,540	$128,205	$85,959
Cost of sales	47,565	32,665	87,907	59,521
Gross profit	22,070	14,875	40,298	26,438
Operating expenses:
Store operating	10,773	7,127	21,705	14,099
General and administrative	2,155	1,842	5,257	3,989
Preopening	40	46	1,350	564
Income from operations	9,102	5,860	11,986	7,786
Interest income (expense), net	100	4	115	(32)
Income before income taxes	9,202	5,864	12,101	7,754
Income tax expense	(3,755)	(2,351)	(4,961)	(3,116)
Net income	5,447	3,513	7,140	4,638
Less preferred stock dividends	(723)	(919)	(1,721)	(1,820)
Net income applicable to common shareholders	$4,724	$2,594	$5,419	$2,818
Net income per share:
Basic	$0.98	$1.39	$1.62	$1.51
Diluted	$0.59	$0.46	$0.83	$0.60
Weighted average number of shares outstanding:
Basic	4,801,458	1,861,945	3,342,714	1,861,945
Diluted	9,211,662	7,703,512	8,634,726	7,703,512

GOLF GALAXY, INC.

CONDENSED STATEMENTS OF OPERATIONS – UNAUDITED

PRO-FORMA EARNINGS PER SHARE

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended (Unaudited)		Six Months Ended (Unaudited)
	August 27, 2005	August 28, 2004	August 27, 2005	August 28, 2004
Pro-Forma Information (1)
Pro-forma net income applicable to common shareholders	$5,447	$3,513	$7,140	$4,638
Pro-forma net income per share:
Basic	$0.51	$0.33	$0.67	$0.44
Diluted	$0.49	$0.33	$0.64	$0.43
Pro-forma weighted average number of shares outstanding:
Basic	10,636,436	10,614,412	10,636,436	10,614,412
Diluted	11,211,662	10,703,512	11,134,726	10,703,512

Reconciliation of pro-forma information to GAAP
Net income applicable to common shareholders (GAAP)	$4,724	$2,594	$5,419	$2,818
Preferred Stock Dividends	723	919	1,721	1,820
Net income applicable to common shareholders (Pro-forma)	$5,447	$3,513	$7,140	$4,638
Basic
Weighted average number of shares outstanding (GAAP)	4,801,458	1,861,945	3,342,714	1,861,945
Conversion of preferred stock to common	3,834,978	5,752,467	4,793,722	5,752,467
Weighted average additional shares issued in IPO	2,000,000	3,000,000	2,500,000	3,000,000
Weighted average number of shares outstanding (Pro-forma)	10,636,436	10,614,412	10,636,436	10,614,412
Diluted
Weighted average number of shares outstanding (GAAP)	9,211,662	7,703,512	8,634,726	7,703,512
Weighted average additional shares issued in IPO	2,000,000	3,000,000	2,500,000	3,000,000
Weighted average number of shares outstanding (Pro-forma)	11,211,662	10,703,512	11,134,726	10,703,512

(1)          The Company believes the use of pro-forma results provides important supplemental information due to the significant increase in common shares outstanding resulting from the Company’s initial public offering and the conversion of the convertible preferred stock into shares of common stock effective on August 3, 2005.  The pro-forma information is presented as if these events had occurred immediately prior to the beginning of each period presented.